Exhibit 6.4

STANDARD EXCLUSIVE LICENSE AGREEMENT

WITH SUBLICENSING TERMS

Agreement # Number LIC18111.

This Agreement is made effective July 02, 2018, (the “Effective Date”) by and between the University of South Florida Research Foundation, Inc. (hereinafter called “ Licensor”), a nonstock, nonprofit Florida corporation, under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida (“University”) pursuant to section 1004.28 Florida Statutes and Alzamend Neuro Inc. (hereinafter called “Licensee”), a small corporation organized and existing under the laws of Delaware;

WHEREAS, Licensor is the exclusive licensee of certain inventions that are described in the “Licensed Patents” defined below (Licensor Reference #14B168), and Licensor is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section	1 Definitions

1.1	“Affiliate” means: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer or employee is also an officer or employee of Licensee or any person who is an officer or employee of Licensee or (e) any other relationship as in fact, constitutes actual control.

1.2	“Development Plan” means the written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

1.3	“Development Report” means a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address on Appendix B.

1.4	“Investigator” means Dr. Roland (Doug) Shytle, Dr. Jun Tan, and Dr. Adam Smith while employed by Licensor.

1.5	“Know-How” means unpatented technology and/or information that was developed by the Investigator, including without limitation methods, processes, techniques, compounds, cell lines, materials, sequences, drawings, indications, data, results of tests, or studies, plans, and expertise, whether patentable or not, which relates specifically to the Licensed Patents and existing on the date hereof, only to the extent wholly owned and controlled by Licensor, except that, Know-How shall not include the Licensed Patents.

1.6	“Licensed Field” shall be limited to the use of LiSPro for the treatment of Alzheimer’s Disease.

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1.7	“Licensed Patents” means all of the following Licensor intellectual property:

1.7.1	the patent(s)/patent application(s) identified on Schedule 1 hereto;

1.7.2	any and all United States and foreign patent applications claiming priority to any of the patent(s) and patent application(s) identified on Schedule 1 hereto (except that in the case of continuation-in-part application(s), only to the extent that the subject matter claimed in such continuation-in-part application(s) is supported under 35 U.S.C 112 in the patent(s)/patent application(s) identified on Schedule 1 hereto); and

1.7.3	any and all patents issuing from the patent applications identified in section 1.6.1 and 1.6.2, including, but not limited to, letters patents, patents of addition, reissues, re-examinations, extensions, restorations, and supplementary protection certificates;

all to the extent owned or controlled by Licensor.

1.8	“Licensed Product” and “Licensed Process” means:

1.8.1	In the case of a Licensed Product, any product or part thereof, on a country-by-country basis, that:

(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which such product is made, used, imported or sold; or
(b)	is manufactured by using a process that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used, imported, or sold; or
(c)	incorporates, utilizes, or was developed utilizing, Know-How or that is manufactured using Know-How or using a process developed using Know-How.

1.8.2	In the case of a Licensed Process, any process, on a country-by-country basis, that:

(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced; or
(b)	incorporates, utilizes, or was developed utilizing, Know-How.

1.9	“Licensed Territory” shall be worldwide.

1.10	“Net Sales” means the total dollar amount invoiced on sales of Licensed Product and/or Licensed Processes by Licensee, Sublicensee or Affiliates. Total amount invoiced may include only promotional discounts allowed in amounts customary in the trade.

1.11	“Patent Challenge” means a challenge to the validity, patentability, enforceability and/or non-infringement of any of the Licensed Patents or otherwise opposing any of the Licensed Patents.

1.12	“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any right licensed to Licensee under this Agreement.

1.13	“Sublicensee” means any third party to whom Licensee grants a Sublicense.

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Section 2             Grant

2.1	License.

2.1.1	License Under Licensed Patents and Know-How

Subject to the terms of this Agreement, Licensor hereby grants to Licensee: a) a royalty-bearing, exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, have made, develop, use, lease, import, export, offer to sell, sell and have sold Licensed Products and/or Licensed Processes, and b) a royalty bearing, non-exclusive license, limited to the Licensed Field and the Licensed Territory, under the Know-How to make, have made, develop, use, lease, import, export, offer to sell, sell and have sold Licensed Products and/or Licensed Processes. Licensor reserves to itself and to all nonprofit entities with which it collaborates the right under the Licensed Patents to make, have made, develop, import and use Licensed Products and Licensed Processes solely for their internal research, clinical and educational purposes. In addition, Licensor reserves to itself, as well as to all non-profit research institutions with which it collaborates, the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental and peer review journal requirements governing the transfer of materials.

2.1.2	The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology not part of the Licensed Patents in the specified Licensed Field and specified Licensed Territory.

2.2	Sublicense.

2.2.1	Licensee may grant written Sublicenses under the Licensed Patents to third parties upon Licensor’s approval, which approval shall not be unreasonably withheld. Any agreement granting a Sublicense shall state that the Sublicense is subject to the terms and conditions of this Agreement and to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee.

2.2.2	Licensee shall provide Licensor with an unredacted copy of each Sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, at least thirty (30) days prior to the execution of the Sublicense agreement.

2.2.3	In the event that Licensor notifies Licensee in writing of a third party’s interest in a market or territory which Licensee is not addressing at the time of receipt of the notice, Licensee shall respond to Licensor in writing within thirty (30) days of receipt of such notice to inform Licensor whether Licensee intends to pursue the market or territory. If in such response, Licensee elects to forego the market or territory, Licensor may terminate in said market or territory the license granted in 2.1.1.

Section 3             Due Diligence

3.1	Development.

3.1.1	Licensee agrees to and warrants that:

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(a)	it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and Know-How; and
(b)	it will actively and diligently pursue the Development Plan, see Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field; and
(c)	it will diligently develop markets for Licensed Products and Licensed Processes;
(d)	and, until the date of first commercial sale of Licensed Products or Licensed Processes, it will supply Licensor with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B).

3.1.2	Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before July 1, 2027 or Licensor shall have the right to terminate this Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet the milestones shown in Appendix D or Licensor shall have the right to terminate this Agreement pursuant to Section 9.3. Licensee will notify Licensor in writing as each milestone is met.

3.1.3	Upon written request by Licensee to negotiate extensions of any milestones or due dates set forth in Appendix D, such request to be received by Licensor no less than ninety (90) days prior to any of the due dates subject of such request, set forth in this Section 3.1.3, such request fully describing Licensee’s diligent efforts to achieve the milestone required to be met by such due date, Licensor shall consider in good faith such requests. Upon granting such request, Licensor and Licensee shall negotiate such extensions in good faith.

3.1.4	Licensor’s policies may require approval of clinical trials involving technology invented by Licensor. Accordingly, Licensee will notify Licensor prior to commencing any clinical trials at the Licensor’s facility or any affiliated medical facilities.

3.1.5	Every year Licensor is required to report on statistics that are relevant to growth of businesses in Florida. On January 31 and July 31 of each year, Licensee shall provide a report that includes: the current # of employees in Florida, the total # of employees, information about whether the company has gone public or been acquired, detail of the amount and sources of funding, any new products that have been introduced to the market, the number of employees who are USF graduates, and the number of USF interns for the period since the last report was received. This information will be held in confidence and provided in the aggregate. No confidential information will be identified with the specific company absent your agreement.

Section 4             Payments

4.1	License Issue Fee.

Licensee agrees to pay Licensor a License Issue Fee of Thirty Thousand Dollars ($30,000.00) due on the Effective Date of this Agreement. The first Ten Thousand Dollars ($10,000.00) is payable on or before July 31, 2018. The remaining Twenty Thousand Dollars ($20,000.00) is due on or before October 31, 2018.

4.2	Issuance of Equity.

As further consideration for the rights granted to Licensee by this Agreement, as of the Effective Date, Licensee will issue to Licensor that number of shares of common stock of Licensee equal to one percent (1%) of the total number of issued and outstanding shares of Licensee on the Effective Date, according to the terms in Exhibit E, Equity Agreement.

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(a)	If the company proposes to sell any equity securities or securities that are convertible into equity securities of the Company (collectively “Equity Securities”) in a financing, then RESEARCH FOUNDATION and/or its Assignee (as defined below) will have the right to purchase up to that portion of the Equity Securities that equals the RESEARCH FOUNDATION’S then current, fully-diluted percentage ownership of the Company on the same terms and conditions as are offered with respect to such Equity Securities sold in such financing. The term “Assignee” means (a) any equity to which the RESEARCH FOUNDATION’s preemptive rights have been assigned either by the RESEARCH FOUNDATION or another entity, or (b) any entity that is controlled by the University of South Florida or RESEARCH FOUNDATION; and

(b)	If the RESEARCH FOUNDATION and/or its Assignee has no current ownership of the Company, if the Company proposes to sell any Equity Securities, then RESEARCH FOUNDATION and/or its Assignee will have the right to purchase one percent (1%) of the securities issued in such offering on the same terms and conditions as are offered to the other purchasers in such financing.

4.3	Royalty.

Royalty on Licensed Patents. In addition to the Section 4.1 License Issue Fee, Licensee agrees to pay to Licensor as earned royalties a royalty calculated as a percentage of Net Sales. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee, it’s Affiliate, or it’s Sublicensee, or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. Licensee shall pay to Licensor royalties as follows:

(a)	one and one-half percent (1.5%) for Net Sales of Licensed Products, for each product, on a country-by-country basis, as defined by Sections 1.7.1 (a), and 1.7.1(b); and
(b)	one and one-half percent (1.5%) for Net Sales of Licensed Processes, for each process, on a country-by-country basis, as defined by Section 1.7.2 (a); and
(c)	one and one-half percent (1.5%) for Net Sales of all other Licensed Products and Licensed Processes.

However, it is understood by both parties that there is an additional license in place between Licensee and Licensor labeled as “LIC18110” which includes a three percent (3%) royalty rate in the corresponding Section 4.3. At no time during which both this Agreement and LIC18110 are in force shall owed royalties exceed 4.5%. If LIC18110 should terminate due to patent term expiry while this Agreement remains in force, then the royalty for this Agreement shall become 3%.

4.4	Other Payments.

4.4.1	Licensee agrees to pay Licensor minimum royalty payments, as follows:

Payment	Year

$ 10,000.00	2023
$ 15,000.00	2024
$ 20,000.00	2025; and every year thereafter, for the life of this Agreement.

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The minimum royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The first minimum royalty payment shall be due on December 31, 2022 and shall be in the amount of Two Thousand Five Hundred Dollars ($2,500.00). The minimum royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any minimum royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due Licensor for other than the same calendar year in which the royalties were earned.

4.4.2	In addition to all other payments required under this Agreement, Licensee agrees to pay Licensor milestone payments, as follows:

Payment	Event

$20,000.00	Upon First Pre-IND Meeting

$15,000.00	Upon IND filing

$40,000.00	Upon first dosing of a patient in a clinical trial

$100,000.00	Upon Completion of First Phase Clinical Trial

$250,000.00	Upon first patient treated in a Phase III Clinical Trial

$2,000,000.00	Upon FDA Approval

Sublicenses. In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to Licensor an amount equal to what Licensee would have been required to pay to Licensor had Licensee sold the amount of Licensed Product or Licensed Process sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, milestone payments, or other payments arising from the Sublicense, and such payments are not earned royalties as defined in Section 4.3 above, then Licensee shall pay Licensor fifty percent (50%) of such payments within thirty (30) days of receipt thereof. Such payments shall not be allocated, off-set or otherwise reduced as a result of including rights other than those licensed hereunder in such permitted written Sublicense. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration arising from any Sublicense under this Agreement without the express prior written permission of Licensor.

4.5	Accounting for Payments.

4.5.1	Amounts owing to Licensor under Section 4.3 shall be paid on a quarterly basis after the amount of minimum royalties paid is exceeded, with such amounts due and received by Licensor on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment due date.

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4.5.2	Any amounts which remain unpaid after the date they are due to Licensor shall accrue interest from the due date at the rate of 1.5% per month. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to Licensor of any attorney, collection agency, or other out-of-pocket Licensor expenses required to collect overdue payments due under this Section 4 or any other applicable Section of this Agreement.

4.5.3	Except as otherwise directed, all amounts owing to Licensor under this Agreement shall be paid in U.S. dollars to Licensor at the following address:

USF Research Foundation

Attn: Business Manager

3802 Spectrum Blvd, Suite 100

Tampa, Florida 33612

4.5.4	A certified full accounting statement showing how any amounts payable to Licensor under Section 4 have been calculated shall be submitted to Licensor on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to Licensor pursuant to this Agreement. For earned royalties, such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C – Licensor Royalty Report of this Agreement. For earned royalties, in the event no payment is owed to Licensor because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to Licensor.

4.5.5	Licensor is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on Licensor by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to Licensor pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

Section 5             Certain Warranties and Disclaimers of Licensor

5.1	Licensor warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner or exclusive licensee of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

(a)	a warranty or representation by Licensor as to the validity or scope of any right included in the Licensed Patents; or
(b)	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or
(c)	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents; or
(d)	an obligation to furnish any services other than those specified in this Agreement; or

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(e)	a warranty or representation by Licensor that it will not grant licenses to others to make, use or sell products not overed by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.

5.2	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. LICENSOR ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 6             Record Keeping

6.1	Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created or as required by federal law, both during and after the term of this Agreement.

6.2	Licensee and its Sublicensee(s) shall take all steps necessary so that Licensor may, within thirty (30) days of its written request, audit, review and/or copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of Licensor as well as by any attorneys and/or accountants designated by Licensor, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.5.12. If a royalty payment deficiency for a calendar year exceeds three percent (3%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying Licensor’s out-of-pocket expenses incurred with respect to such review.

6.3	At any time during the term of this Agreement, Licensor may request in writing that Licensee verify the calculation of any past payments owed to Licensor through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to Licensor a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay Licensor the deficiency along with applicable interest under Section 4.5.1 with the submission of the self-audit report to Licensor.

Section 7             Patent Prosecution

7.1	Licensor shall prosecute and maintain the Licensed Patents using counsel of its choice. Licensor shall provide Licensee with copies of all documents sent to and received from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

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7.2

Licensee shall pay to Licensor the sum of Twelve Thousand Two Hundred Twenty-Five Dollars ($12,225.00), to reimburse any and all expenses associated with preparation, filing, prosecution, issuance, maintenance, defense, and reporting of the Licensed Patents incurred prior to the Effective Date within thirty (30) days of the Effective Date. (NOTE: the above referenced dollar amount in this Section 7.2 is subject to change, as all related patent prosecution expense invoices may not have been received from the law firm at the time of license terms negotiation.)

7.3	Licensee shall be responsible for and pay all costs and expenses incurred by Licensor related to the preparation, filing, prosecution (including interferences), issuance, maintenance, defense (including oppositions) and reporting of the Licensed Patents subsequent to and separate of those expenses cited in Section 7.2 within thirty (30) days of receipt of an invoice from Licensor. It shall be the responsibility of Licensee to keep Licensor fully apprised of the “small entity” status of Licensee and all Sublicensees with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform Licensor of any changes in writing of such status, within thirty (30) days of any such change. In the event that additional licenses are granted to licensees for alternate fields-of-use, patent expenses associated with Licensed Patents will be divided proportionally between the number of existing licensees. In the case of foreign patent protection, if Licensee gives sixty (60) days’ notice that it intends to decline to reimburse Licensor for patent expenses for any Licensed Patent in any particular country, then the license granted hereunder respecting such Licensed Patent shall terminate after such sixty (60) days and Licensee relinquishes the right to commercialize Licensed Products in the specified country.

Section 8             Infringement and Invalidity

8.1	Licensee shall inform Licensor promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

8.2	During the term of this Agreement, Licensor shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If Licensor prosecutes any such infringement, Licensee agrees that Licensor may include Licensee as a co-plaintiff in any such suit, without expense to Licensee.

8.3	If within six (6) months after having been notified of any alleged infringement, Licensor shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought an infringement action against the alleged infringer, or if Licensor shall notify Licensee at any time prior thereto of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of Licensor as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensor , which consent shall not be unreasonably withheld. Licensee shall indemnify Licensor against any order for costs that may be made against Licensor in such proceedings.

8.4	In the event that a declaratory judgment action is brought against Licensor or Licensee by a third party alleging invalidity, unpatentability, unenforceability, or non-infringement of the Licensed Patents, Licensor, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If Licensor does not exercise this right, Licensee shall be responsible for the sole defense of the action at Licensee’s sole expense, subject to Sections 8.5 and 8.6.

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8.5	In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, Licensor shall have the right, but not the obligation, to voluntarily join such litigation, represented by its own counsel at its own expense. In the event that Licensor or Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensor or Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensor relating to the suit, and next toward reimbursement of any unreimbursed expenses and legal fees of Licensee relating to the suit. The balance remaining from any such recovery shall be divided equally between Licensee and Licensor.

8.6	In any suit in which either party is involved to enforce or defend the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify, if requested, and make available relevant records, papers, information, samples, specimens, and the like.

8.7	In the event Licensee contests the validity of any Licensed Patents, unless and until Licensor terminates this Agreement pursuant to 9.3.10, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to the contested Licensed Patent(s) as if such contest were not underway until the contested Licensed Patent(s) is adjudicated invalid or unenforceable by a court of last resort.

Section 9             Term and Termination

9.1	The term of this license shall begin on the Effective Date of this Agreement and continue until the later of the date that no Licensed Patent remains a pending application or an enforceable patent, the end date of any period of market exclusivity granted by a governmental regulatory body, on a country by county basis, or the date on which Licensee’s obligation to pay royalties expires pursuant to Section 4.3 above.

9.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to Licensor. Such a notice shall be accompanied by a statement of the reasons for termination.

9.3	Licensor may terminate this Agreement if (a) Licensee (i) is delinquent on any report or payment; (ii) is not diligently developing and commercializing Licensed Products and Licensed Processes; (iii) misses a milestone described in Appendix D; (iv) is in breach of any provision; (v) provides any false report; (vi) goes into bankruptcy, liquidation or proposes having a receiver control any assets; (vii) violates any laws or regulations of applicable government entities; or (viii) shall cease to carry on its business pertaining to Licensed Patents; or (b) if payments of earned royalties under Section 4.3, once begun, cease for more than two (2) calendar quarters. Termination under this Section 9.3 will take effect 30 days after written notice by Licensor, unless Licensee remedies the problem in that 30-day period, except that termination under Section 9.3 (vi) will occur immediately and automatically upon the occurrence of the event and require no action by Licensor.

9.4	If Licensee or any of its Affiliates brings a Patent Challenge against Licensor or assists another party in bringing a Patent Challenge against Licensor (except as required under a court order or subpoena), then Licensor may immediately terminate this Agreement and/or the license granted hereunder. If a Sublicensee brings a Patent Challenge against Licensor, or assists another party in bringing a Patent Challenge against Licensor (except as required under a court order or subpoena), then Licensor may send a written demand to Licensee to terminate such Sublicense. If Licensee fails to so terminate such Sublicense within forty-five (45) days after Licensor’s demand, Licensor may immediately terminate this Agreement and/or the license granted hereunder.

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9.5	If Licensee, any of its Affiliates or a Sublicensee (i) brings a Patent Challenge against Licensor or (ii) assists another party in bringing a Patent Challenge against Licensor (except as required under a court order or subpoena), and if Licensor does not choose to exercise its rights to terminate this Agreement pursuant to Section 9.4 then, in the event that such the Patent Challenge is successful, Licensee will have no right to recoup any consideration, including royalties, paid during the period of challenge. In the event that the Patent Challenge is unsuccessful, Licensee shall reimburse Licensor for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge.

9.6	Licensor may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay royalties, patent or any other expenses when due.

9.7	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

9.8	Licensee shall be obligated to deliver to Licensor, within ninety days of the date of termination of this agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

Section 10           Assignability

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of Licensor, in which case assignee assumes all responsibilities under this license.

Section 11           Dispute Resolution Procedures

11.1	Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

11.1.1	When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2	If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

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11.1.3	Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

11.1.4	Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor:

(a)	The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor; and
(b)	The parties shall meet with the Neutral Advisor in Tampa, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

11.1.5	The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6	Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

11.2	Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

Section 12           Product Liability; Conduct of Business

12.1	Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensor, its board, University and its Affiliates and Trustees, the Florida Board of Governors, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by Licensor at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, whether arising from a third party claim or resulting from Licensor’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the development, production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, Licensor at all times reserves the right to retain counsel of its own to defend Licensor’s, its board, University and its Affiliates’ and Trustees, the Florida Board of Governors’, and the inventor’s interests.

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12.2	Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in development, producing, manufacturing, clinical trials, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists Licensor, its Affiliates, its Trustees, the Florida Board of Governors, and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to Licensor that the coverage is being maintained with Licensor, University and its Affiliates and Trustees, the Florida Board of Governors, and its inventors listed as additional insureds. In addition, Licensee shall provide Licensor with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 13           Use of Names

Licensee and its Sublicensee(s) shall not use the names of Licensor, nor of any of either institution's employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by the such entities or individuals, without the prior written approval of Licensor in each case.

Section 14           Miscellaneous

14.1	This Agreement shall be construed in accordance with the internal laws of the State of Florida.

14.2	The parties hereto are independent contractors and not joint venturers or partners.

14.3	Licensee shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4	This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

14.5	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.6	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. Licensor neither represents that a license is or is not required or that, if required, it shall be issued.

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14.7	Licensee is responsible for any and all wire/bank fees associated with all payments due to Licensor pursuant to this agreement.

14.8	Survival.

The provisions of this Section shall survive termination of this Agreement. Upon termination of the Agreement for any reason, the following sections of the License Agreement will remain in force as non-cancelable obligations:

•	Section 6 Record Keeping
•	Section 9 Requirement to pay royalties on sale of Licensed Products made, and in process, at time of License Agreement termination
•	Section 12 Product Liability; Conduct of Business
•	Section 13 Use of Names
•	Section 18 Confidentiality

Section 15           Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally; or (b) if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below; or (c) the second day following the day on which the notice has been delivered prepaid to a national air courier service; or (d) five (5) business days following deposit in the U.S. mail if sent certified mail, (return receipt acknowledgement is not required to certify delivery).

15.1	All payments and royalty reports to:

USF Research Foundation

Attn: Business Manager

3802 Spectrum Blvd, Suite 100

Tampa, FL 33612

Development reports; updates; equity agreements, proxy statements and shareholder information; and all other notices and communications to:

USF Technology Transfer Office/Patents & Licensing

Attn: Associate Vice President

3802 Spectrum Blvd, Suite 100

Tampa, FL 33612

15.2	If to Licensee:

Alzamend Neuro, Inc.

Attn: CEO

50 W Broadway, Suite #300

Salt Lake City, UT  84101

Section 16           Contract Formation and Authority

The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Licensee and Licensor. Copies of this Agreement that have not been executed and delivered by both Licensor and Licensee shall not serve as a memorandum or other writing evidencing an agreement between the parties. This Agreement shall automatically terminate and be of no further force and effect, without the requirement of any notice from Licensor to Licensee, if Licensor does not receive the License Issue Fee or certificates representing shares issued to Licensor pursuant to this Agreement, as applicable, within thirty (30) days of the Effective Date.

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16.1	Licensor and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.2	Force Majeure.

No default, delay, or failure to perform on the part of Licensee or Licensor shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, hurricane, flood, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

Section 17           United States Government Interests

17.1	It is understood that the United States Government (through any of its agencies or otherwise) has funded research during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2	Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

Section 18           Confidentiality

Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.

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Section 19           University Rules and Regulations

Licensee understands and agrees that Licensor’s personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to Florida’s rule regarding outside activities and financial interests set forth in Florida Administrative Code Rule 6C1-1.011, the Licensor’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith. Any term or condition of an agreement between Licensee and such personnel which seeks to vary or override such personnel’s obligations to Licensor may not be enforced against such personnel or the Licensor, without the express written consent of an individual authorized to vary or waive such obligations on behalf of the Licensor. Furthermore, should an interest of Licensee conflict with the interest of the Licensor, Licensor’s personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the Licensor.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC.

Date: ___________, 2018

Valerie Landrio McDevitt, Associate Vice President Technology Transfer Office

ALZAMEND NEURO, INC.

Date: July 18, 2018
Philip E. Mansour, President and CEO

ACKNOWLEDGED AND AGREED:

UNIVERSITY OF SOUTH FLORIDA BOARD OF	INVENTOR
TRUSTEES A PUBLIC BODY CORPORATE

Keith Anderson, Director	Dr. Roland (Doug) Shytle

INVENTOR

Dr. Jun Tan

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Schedule I

United States Patent No. 9,603,869, entitled “Lithium Co-Crystals for Treatment of Neuropsychiatric Disorders”, filed 05/21/2016 and granted 03/28/2017.

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Appendix A - Development Plan

I.	Development Program

A.	Development activities to be undertaken

1.	Continue with Reg A+ funding strategy already in place.
2.	By October 1, 2018, contract with a clinical research organization (CRO) to prepare IND package and plan first trial.
3.	By January 1, 2019 identify and contract the GMP manufacturer for clinical grade LiSPro.

B.	Estimated total development time – Achieve FDA approval by July 1, 2026

II.	Governmental Approval – FDA timeline

Due Date	Event

November 1, 2019	Pre-IND Meeting

6 months from Pre-IND Meeting	IND filing

12 months from IND filing 12 months from completion of the first dosing of a patient 12 months from completion of the first Phase II Clinical Trial 8 years from the Effective Date of this Agreement	First dosing of a patient in a clinical trial Completion of first clinical trial First patient treated in a Phase III Clinical Trial FDA Approval

III.	Anticipated date of product launch – July 1, 2027

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Appendix B - Development Report

When appropriate, indicate estimated start date and finish date for activities.

I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).

A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

III.	Future Development Activities (4-8 paragraphs).

A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a product will be commercialized.

IV.	Changes to Initial Development Plan (2-4 paragraphs).

A.	Reasons for change.

B.	Variables that may cause additional changes.

V.	Items to be Provided if Applicable:

A.	Information relating to Licensed Products or Licensed Processes that has become publicly available, e.g., published articles, competing products, patents, etc.

B.	Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products, or Licensed Processes or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

USF Division of Patents & Licensing

Attn: Associate Vice President

3802 Spectrum Blvd, Suite 100

Tampa, Florida 33612

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Appendix C - Licensor Royalty Report

Licensee:
Agreement No.:
Inventor:
Technology#:
Period Covered:	From: / /2	Through: / /2
Prepared By:
Date:
Approved By:
Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: ☐ Single Product Line Report:

☐ Multiproduct Summary Report. Page 1 of ______ Pages
☐ Product Line Detail. Line: Tradename: Page: _______________

Report Currency:	☐ U. S. Dollars	☐ Other

	Unit	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	$$ Sales	Allowances	$$ Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty: _______________ Conversion Rate: ____________ Royalty in U.S. Dollars: $

The following royalty forecast is non-binding and for Licensor’s internal planning purposes only:

Royalty Forecast Under This Agreement:

Next Quarter: __________ Q2: __________ Q3: __________ Q4: __________

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* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist Licensor’s forecasting, please comment on any significant expected trends in sales volume.

PLEASE SEND ROYALTY REPORTS TO:

USF Research Foundation

Attn: Business Manager

3802 Spectrum Blvd, Suite 100

Tampa, Florida 33612

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Appendix D - Milestones

1.	Licensee has already provided Licensor a preliminary business plan. By January 1, 2019, Licensee will provide Licensor a detailed document covering Licensee’s plans as to projected product development, and financial forecasts through the initiation of the Phase III Clinical Trial (“Business Plan”). Licensor will treat this Business Plan as Confidential Information and to protect it as Licensor would its own Confidential Information.

2.	By 12 months from the Effective Date, Licensee will have Five Million Dollars ($5,000,000) of available non-contingent, operating capital to proceed with the exploration and development of Licensed Product. Capital will be from a third party who may or may not be an investor in Licensee and unused capital will be on deposit in a financial institutional acceptable to both Licensor and Licensee.

3.	Company will meet the following Regulatory Milestones:

Due Date	Event

November 1, 2019	Pre-IND Meeting

6 months from Pre-IND Meeting	IND filing

12 months from IND filing	First dosing of a patient in a clinical trial

12 months from completion of the first dosing of a patient	Completion of first clinical trial

12 months from completion of the first Phase II Clinical Trial	First patient treated in a Phase III Clinical Trial

8 years from the Effective Date of this Agreement	FDA Approval

By July 1, 2027, Licensee will have a first sale of Licensed Product.

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Appendix E - Equity Agreement - USFRF equity

THIS EQUITY AGREEMENT (the “Equity Agreement”) is made effective July 02, 2018 by and between The University of South Florida Research Foundation, Inc. (hereinafter called “Licensor”), a non-stock, nonprofit Florida corporation under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida (“University”) pursuant to section 1004.28 Florida Statutes, and Alzamend Neuro, Inc. (hereinafter called “Licensee”), a corporation organized and existing under the laws of Delaware.

WHEREAS, Licensor and Licensee have entered into a certain License Agreement with respect to certain inventions owned by Licensor or in which Licensor has a joint, undivided interest;

WHEREAS, as an accommodation to Licensee, Licensor is willing to accept shares of common stock of Licensee (the “Shares”) in lieu of charging Licensee certain fees under the License Agreements.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1             Definitions

For the purpose of this Agreement, the Exhibit A definitions shall apply. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the License Agreements.

Section 2             Issuance of Shares to USFRF; Closing Deliveries

2.1	Issuance of Shares

2.1.1

As further consideration for the rights granted to Licensee by this Agreement, as of the Effective Date, (i) Licensee will issue to USFRF that number of shares of common stock of Licensee equal to one percent (1%) of the total number of issued and outstanding shares of Licensee on the Effective Date. If at any time after the Effective Date of this Agreement and before Licensee receives a total of Five Million Dollars ($5,000,000.00) cash in exchange for the issuance of (i) Licensee’s equity securities and/or (ii) debt securities that are convertible into or exercisable or exchangeable for Licensee’s equity securities, Licensee issues any (a) shares of common stock or (b) securities that are convertible into or exercisable or exchangeable for shares of Licensee’s common stock, then in such event, Licensee shall issue additional shares of common stock to USFRF such that immediately after such issuance to USFRF the total number of shares issued to USFRF under this Section constitutes one percent (1%) of the total number of issued and outstanding shares of Licensee calculated on a fully diluted basis. Licensee shall deliver, or cause to be delivered, to USFRF a stock certificate, duly signed by appropriate officers of Licensee and issued in USFRF’s name, representing all of the Shares required to be issued to USFRF.

2.1.2	All Shares shall be fully-paid and non-assessable upon their issuance to USFRF. USFRF’s execution of this Agreement and the License Agreements shall be deemed full consideration for the issuance of the Shares, and no additional consideration for such Shares shall be due from USFRF. No Shares shall be subject to any restrictions on their transfer other than the restrictions specified in Exhibit C hereto.

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2.1.3	If USFRF owns 8% or less of the outstanding shares of common stock of Licensee, or will own 8% or less as a result of an initial public offering by Licensee, USFRF’s shares will not be subject to any lock-up requirement or other restriction on selling such shares, other than as required by law, in connection with the initial public offering or any public offering by Licensee thereafter.

No adjustment shall be made under this Section 2 with respect to the issuance of shares (a) to employees, consultants, officers or directors of Licensee pursuant to any bona fide stock option plan of Licensee approved by the Board of Directors, (b) shares issued upon any stock split or stock dividend, (c) shares issued for fair value (as determined in good faith by the Board of Directors) pursuant to the acquisition of any other company by Licensee by merger or purchase of substantially all of the assets or other reorganization.

2.2	Closing Deliveries

On the Effective Date, in addition to the certificates evidencing the Shares, Licensee shall deliver to USFRF the following:

2.2.1	a certificate from Licensee, dated as of the Effective Date and signed by the Secretary or an Assistant Secretary of Licensee, certifying that the attached copies of the Certificate of Incorporation, Bylaws of Licensee, and resolutions of the Board of Directors of Licensee approving the License Agreements, this Agreement and the transactions contemplated thereby, are all true, complete and correct and that such resolutions remain unamended and in full force and effect.

Section 3             Representations and Warranties

3.1	Representations and Warranties by Licensee

Licensee represents and warrants to USFRF that:

3.1.1	Licensee is a duly organized and validly existing corporation under the laws of the State of Delaware with adequate power and authority to conduct the business in which it is now engaged or currently proposed to be engaged, and Licensee is duly qualified to do business as a foreign corporation and is in good standing in such other states or jurisdictions as is necessary to enable it to carry on its business or own its properties.

3.1.2	There are no actions, suits, or proceedings pending or threatened against or affecting Licensee, its officers or directors in their capacity as such, its properties, or its patents in any court or before any governmental or administrative agency, which can have any material adverse effect on the business as now conducted or as currently proposed to be conducted, on the properties, the financial condition, or income of Licensee, or the transactions contemplated by this Agreement or the License Agreements and Licensee is not in default under any order or judgment of any court or governmental or administrative agency.

3.1.3	Licensee is not a party to any agreement or instrument, or subject to any charter, bylaw, or other corporate restrictions materially adversely affecting its business and operations, present or prospective, or its property, assets, or condition, financial or otherwise.

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3.1.4	Licensee is not in default or breach in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any bond, debenture, note, or other evidence of indebtedness or any contract or other agreement of Licensee.

3.1.5	This Agreement has been duly authorized, executed, and delivered on behalf of Licensee and constitutes the valid and binding agreement of Licensee, enforceable in accordance with its terms, and Licensee has full power and lawful authority to issue, sell, and repurchase the Shares on the terms and conditions herein set forth.

3.1.6	Consummation of the transactions contemplated by this Agreement in compliance with provisions of this Agreement will not result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of Licensee pursuant to any indenture, mortgage, deed of trust, agreement, corporate charter, bylaws, contract, or other instrument to which Licensee is a party or by which Licensee may be bound or any law, rule, regulation, qualification, license, order or judgment applicable to Licensee or any of its property.

3.1.7	Licensee is in compliance with all federal, state and local environmental laws and there are no conditions currently existing or contemplated which are likely to subject Licensee to damages, penalties, injunctive relief, removal costs, remedial costs or cleanup costs under any such laws or assertions thereof.

3.1.8	Attached hereto as Exhibit B and hereby made a part hereof are the Articles of Incorporation (including any amendments thereto) Bylaws (including any amendments thereto) of Licensee in effect on the date hereof.

3.1.9	Pursuant to its Articles of Incorporation, Licensee is authorized to issue 310,000,000 Shares (300,000,000 shares of common stock and 10,000,000 shares of preferred stock), of which 49,278,701 Shares are issued and outstanding. All issued and outstanding Shares are, and the Shares issuable to USFRF will be, validly issued, fully paid and nonassessable, and are not subject to any preemptive rights. There are no other authorized or outstanding Equity Securities of any class, kind, or character, and there are no outstanding subscriptions, options, warrants, or other agreements, or commitments obligating Licensee to issue any additional shares of its capital stock of any class, or any options or rights with respect thereto, or any securities convertible into any shares of stock of any class. No person has any preemptive rights, rights of first refusal, “tag along” rights, rights of co-sale or any similar rights with respect to the issuance of the Shares contemplated hereby. NOTE: This Section 3.1.9 shall be completed based upon information provided by Licensee on or before July 31, 2018.

3.1.10	Attached hereto as Exhibit C and hereby made a part hereof is a list of all restrictions on the transfer of any Shares or other securities of Licensee and all agreements between any shareholders or convertible debt holders of Licensee regarding the valuation, voting or transfer of any Shares or other securities of Licensee.

3.1.11	Attached hereto as Exhibit D and hereby made a part hereof are the unaudited Financial Statements of Licensee for the year ended April 30, 2018. These financial statements are true and complete and are in accordance with the books and records of Licensee. As of the date of the most recent financial statements provided to USFRF under this Agreement, Licensee has no material liabilities, absolute or contingent, that are not reflected in such financial statements except obligations incurred in the ordinary course of business and the License Agreements. NOTE: This Exhibit D shall be provided by Licensee on or before August 31, 2018.

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3.1.12	Since the date of the most recent financial statements provided to USFRF under this Agreement, there has been no: (a) material adverse change in the condition, financial or otherwise, of Licensee other than changes in the ordinary course of business; (b) damage or loss, whether or not covered by insurance, materially and adversely affecting Licensee’s properties or business taken as a whole; and (c) declaration or setting aside, or payment of any dividend or other distribution in respect of the stock of Licensee or any direct or indirect redemption, purchase or other acquisition of such shares.

3.1.13	Licensee has timely filed all tax returns and reports required to be filed by it. Licensee has timely paid all taxes, interest and penalties required to be paid pursuant to said returns or otherwise required to be paid by it.

3.1.14	Attached hereto as Exhibit E is a true and complete record of (i) issued and outstanding Shares as of the Effective Date and the holders thereof, and (ii) Shares issuable under options, warrants or other convertible equity or debt instruments outstanding as of the Effective Date, whether vested or non-vested, restricted or unrestricted, the holders thereof, the exercise price or conversion price thereof and an outline of all other material terms with respect thereto.

3.2	Representations and Warranties by USFRF

USFRF represents and warrants to Licensee that:

3.2.1	USFRF is acquiring the Shares for investment for its own account and not with a view to resale or distribution within the meaning of the Securities Act, and USFRF does not intend to divide its participation with other or to resell or otherwise dispose of all or any part of the Shares without registration under the Securities Act, except to Licensee or unless and until it determines at some future date that changed circumstances, not now in its contemplation, make such disposition advisable.

3.2.2	This Agreement has been duly authorized, executed, and delivered on behalf of USFRF and constitutes the valid and binding agreement of USFRF, enforceable in accordance with its terms, and USFRF has full power and lawful authority to acquire the Shares on the terms and conditions herein set forth.

3.3	Survival and Timing of Warranties

The warranties and representation made in this Section 3 shall survive the closing of any issuance of shares to USFRF. The warranties and representations made in this Section 3 shall be true and correct as of the date of this Agreement and as of the date the Shares are issued to USFRF.

Section 4             Miscellaneous Covenants

4.1	Financial Statements and Other Information

As long as USFRF owns any Equity Securities, Licensee shall promptly provide to USFRF such Financial Agreements, amendments to or restatements of its Articles of Incorporation or Bylaws, stock transfer restrictions and agreements among shareholders with respect to the valuation, transfer or voting of Shares and amendments thereto as may be effected from time to time, and such other information respecting the business, affairs, and financial condition of Licensee as USFRF may reasonably request. Financial Statements shall be provided within the time that such Financial Statements are required to be provided to holders of preferred stock of Licensee. USFRF’s representatives may visit and inspect any of the properties, books and information of Licensee, upon reasonable notice, during business hours and in a manner not disruptive to the business of the Licensee.

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4.2	Preemptive Rights

4.2.1	In addition to its other rights under this Agreement, USFRF shall have a preemptive right to acquire such Shares or other Equity Securities that may be issued from time to time by Licensee while USFRF remains the owner of any Equity Securities. Such preemptive right shall apply with respect to all Equity Securities issued by Licensee after the Effective Date, whether such additional Equity Securities constitute a part of the Equity Securities presently or subsequently authorized or constitute Equity Securities held in the treasury of Licensee, and regardless of whether such Equity Securities are to be issued for cash, property (other than cash) or services. Such preemptive right shall not apply to (i) Equity Securities issued pursuant to the acquisition of another corporation or business entity by Licensee or one or more of its wholly owned subsidiaries by merger, consolidation, share exchange, purchase of substantially all the assets or other reorganization whereby the shareholders of Licensee immediately prior to the transaction owns in the aggregate more than 50% of the voting power of Licensee or other surviving entity after the transaction; (ii) Equity Securities issued to employees, consultants or directors of Licensee pursuant to any incentive agreement or arrangement approved by the Board of Directors of Licensee; (iii) Equity securities issued pursuant to any stock dividend, stock split, combination or other reclassification by Licensee of any of its capital stock; or (iv) Equity Securities issued in connection with real or personal property leases or loans or lines of credit from financial institutions.

4.2.2	In furtherance of the preemptive rights hereby granted USFRF, Licensee agrees to provide USFRF with not less than fifteen (15) days prior written notice (an “Equity Security Issuance Notice”) of its intent to issue any Equity Securities. Such notice should specify in reasonable detail the Equity Securities to be issued, including class, total number of shares and the applicable rights and preferences associated therewith, including, if applicable, conversion rights into Shares, and the purchase price for the Equity Securities USFRF may purchase pursuant to its preemptive rights hereby granted. USFRF shall have the right to acquire Equity Securities of the type being issued in an amount equal to USFRF's Proportionate Share Percentage of the aggregate Equity Securities of that type that are to be issued to all persons or entities pursuant to that issuance. The terms and conditions of USFRF's exercise of its preemptive rights, including the consideration to be paid for such Equity Securities, shall be no less favorable to USFRF than the most favorable price, terms and conditions offered to any other shareholder or prospective shareholder with respect to the Equity Securities then being issued.

4.2.3	In order to exercise USFRF’s preemptive rights, USFRF shall deliver written notice thereof to Licensee within fifteen (15) days following its receipt of the Equity Securities Issuance Notice to which such exercise relates, accompanied by full payment of the purchase price for the Equity Securities to be purchased by USFRF in connection with the exercise of such preemptive rights. USFRF may, at its option, exercise such preemptive rights to some or all of the Equity Securities to which it has preemptive rights under this Section 4.2. In the event that any Equity Securities are to be issued by Licensee in return for property (other than cash) or services, in calculating the purchase price of the Equity Securities with respect to which USFRF has preemptive rights pursuant to this Section 4.2, the purchase price for the Equity Securities to be issued in exchange for non-cash property or services shall be equal to the fair market value of such property or services as determined in good faith by the Board of Directors of Licensee.

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4.3	Issuance of Shares/Options to Affiliates/Founders

Licensee shall not issue any Equity Securities (including Shares) to any of the shareholders of Licensee listed on Exhibit A attached hereto (the “Founders”), Affiliate thereof or Affiliate of Licensee for less than the fair market value of that security. Licensee shall have the burden of proving that the consideration to be paid for any such Equity Securities equals the fair market value of such Equity Securities issued.

4.4	Piggyback Registration Rights

4.4.1	At any time after the first anniversary of the date that a registration statement covering an initial public offering of Shares of Licensee becomes effective, as soon as practicable after a written request from USFRF to effect a registration with respect to all or part of the Shares owned by USFRF, Licensee will use its diligent best efforts to effect such Registration, cause it to become effective promptly and maintain it as effective for at least 36 months (or less if all the Shares included therein are sooner sold). If so requested by USFRF, Licensee shall enter into an underwriting agreement in customary form with any underwriter selected by USFRF with respect to such Registration.

4.4.2	If the Licensee proposes to register any of its securities either for its own account or the account of a security holder or holders, other than a registration on any form which does not permit secondary sales, Licensee will promptly give USFRF written notice thereof and include in such Registration (and any related qualification under Blue Sky laws or other applicable laws), and in any underwriting involved therewith, all of the Shares specified in a written request made by USFRF within twenty (20) days after Licensee’s written notice to USFRF.

4.4.3	All expenses incurred by Licensee and USFRF in connection with any Registration hereunder, including reasonable fees and disbursements of accountants and counsel for USFRF, but excluding underwriting discounts and commissions and transfer taxes, shall be borne solely by Licensee.

4.4.4	To the extent permitted by law, Licensee will indemnify USFRF and each of its officers, directors, and control persons (“USFRF indemnified parties”) against all claims, losses, damages and liabilities (“Claims”) arising out of on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document incident to any such Registration, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (to the extent not made in reliance upon written information furnished by USFRF specifically for use in such Registration) or any violation by Licensee of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, and will reimburse each USFRF indemnified party for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such Claim.

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4.5	Rule 144 Reporting

With a view to making available to USFRF the benefits of certain rules and regulations of the Commission which may permit USFRF to sell securities of Licensee to the public without registration, Licensee agrees to:

4.5.1	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times following the effective date of the first registration under the Securities Act filed by Licensee for an offering of its securities to the general public;

4.5.2	Use its best efforts to file with the Commission in a timely manner all reports and other documents required of Licensee under the Securities Act and the Exchange Act at any time following registration of any of its securities under the Securities Act or Exchange Act; and

4.5.3	So long as USFRF owns any Shares, furnish to USFRF forthwith upon request a written statement by Licensee as to its compliance with the reporting requirements of Rule 144 (at any time following the effective date of the first registration statement filed by Licensee for an offering of its securities to the general public), and of the Securities Act and the Exchange Act following registration of any of its securities under the Securities Act or Exchange Act, a copy of the most recent annual or quarterly report of Licensee, and such other reports and documents so filed as USFRF may reasonably request in availing itself of any rule or regulation of the Commission allowing USFRF to sell any such securities without registration.

4.6	Transfer or Assignment of Registration Rights

The rights to cause Licensee to register the securities granted to USFRF hereunder may be transferred or assigned by USFRF to a transferee or assignee of any of USFRF’s Shares; provided, however, that such transfer or assignment of Shares was permitted under this Agreement.

Section 5             Tag-Along Rights

5.1	If, at any time, prior to an initial public offering, any of the shareholders set forth on Exhibit E (the "Disposing Shareholders") propose to sell, within a two-year period and in any one or more private transactions, capital stock of Licensee which, in the aggregate, represents more than fifty percent (50%) of the outstanding capital stock of Licensee on a fully-diluted basis to any one or more third parties (a "Third Party"), then USFRF shall have the right to participate (a "Tag-along Right") in such sale with respect to the Shares, on a pro rata basis for the same consideration per share and otherwise on the same terms as the Disposing Shareholders. If circumstances occur which give rise to the Tag-along Right, then the Disposing Shareholders shall give written notice to USFRF, providing the particulars of the proposed sale to the Third Party and advising USFRF of its Tag-along Rights. USFRF may exercise its Tag-along Right by written notice to the Company and the Disposing Shareholders within twenty-five (25) days of the date of mailing of the Disposing Shareholders' notice stating the number of shares that USFRF wishes to sell, up to the maximum permitted herein. If USFRF gives written notice indicating that it wishes to sell, USFRF shall be obligated to sell that number of Shares specified in its written acceptance notice upon the same terms and conditions as the Disposing Shareholders are selling to the Third Party and shall not be subject to the requirements of Section 7. For purposes of this Section 5, "pro rata" means the percentage derived by dividing the aggregate Shares then owned by USFRF by the aggregate Shares then owned by USFRF and the Disposing Shareholders. The Company agrees to cause its shareholders, including those persons who become shareholders from time to time in the future, to enter into an agreement to carry out the provisions of this Section 5.1.

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5.2	Upon receipt of such notice, Licensee shall tender the specified number of Shares, if any, at the same price applicable to the Transferring Shareholders in the transaction. In each case, tender shall be made upon the same terms and conditions applicable to the Transferring Shareholders in the transaction or, in the discretion of the acquirer or successor to Licensee, upon payment of the purchase price to the Shareholder in immediately available funds.

Section 6             Termination

6.1	Unless terminated sooner by either party as provided below, this Agreement shall terminate on the date that USFRF, after having been issued Shares hereunder, no longer owns any Equity Securities. If this Agreement terminates automatically as provided in this Section 6, the License Agreements shall remain in effect according to the terms specified therein.

6.2	If Licensee at any time fails to timely issue Shares to USFRF on a timely basis, or otherwise commits a material breach of this Agreement, or if any of the representations or warranties made by Licensee are untrue in any material respect as of any date on which they are required to be true and correct, and Licensee fails to remedy any such breach or default within thirty (30) days after written notice thereof by USFRF, USFRF may, at its option, terminate either this Agreement, the License Agreements, or all of them.

Section 7             Assignability

Except as set forth in Section 4.6, neither party may assign its rights or obligations under this Agreement, except that Licensee may assign this Agreement in connection with the sale of all or substantially all of the assets or stock of the Licensee, whether by merger, acquisition or otherwise, if the successor assumes all of the Licensee’s obligations hereunder.

Section 8             Miscellaneous

This Agreement shall be construed exclusively in accordance with the internal laws of the State of Florida.

Section 9             Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt:

to Licensor:

USF Division of Patents & Licensing

Attn: Assistant Vice President

3802 Spectrum Blvd, Suite 100

Tampa, FL 33612

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with a copy to:

USF Division of Patents & Licensing

Attn: Assistant Vice President

3802 Spectrum Blvd, Suite 100

Tampa, FL 33612

to Licensee:

Alzamend Neuro, Inc.

Attn: CEO

50 W Broadway, Suite #300

Salt Lake City, UT 84101

Section 10           Integration

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this 10, made prior to or at the signing with respect to the subject matter hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

THE UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC.

___________________________________ Date: ___________, 2018

Valerie Landrio McDevitt, Associate Vice President

Technology Transfer Office

ALZAMEND NEURO, INC.

___________________________________ Date: July 18, 2018

Philip E. Mansour, President and CEO

Reviewed by Licensor’s Attorney:

(name typed)
(Attorney shall not be deemed a signatory to this Agreement.)

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Exhibit A - Definitions In Equity Agreement

(1)	“Shares” shall mean shares of Licensee’s common stock, $.0001 par value per share. Note: This portion of Exhibit A to be provided by Licensee on or before July 31, 2018

(2)	“License Agreements” shall mean the LIC18111 license agreements entered into between USFRF and Licensee of even date herewith pertaining to each Licensed Patent Group, as such term is defined in each License Agreement.

(3)	“Affiliate” shall mean any person who is related by blood or marriage to any person or entity who owns more than twenty percent of the issued and outstanding shares of Licensee or to any officer, director, or employee of Licensee or any entity in which any such person has a direct or indirect beneficial ownership interest or for which any such person serves as a director, officer or employee.

(4)	“Financial Statements” shall mean a balance sheet, and the related statements of earnings, stockholders’ equity and cash flow as of the end of the last fiscal year that has been completed when the statements are to be provided to USFRF and a balance sheet and income statement as of the end of the last fiscal quarter, which financial statements shall be in the form and delivered at the time that such financial statements are delivered to holders of preferred stock of Licensee. Financial Statements shall be true and complete and prepared in accordance with the books and records of Licensee and with generally accepted accounting principles.

(5)	“Equity Securities” shall mean the Shares, any other capital stock of Licensee (including preferred shares), and any securities of Licensee that are convertible into capital stock of Licensee or that carry a right to subscribe to or acquire capital stock of Licensee.

(6)	“Register,” “Registered,” and “Registration” shall refer to a registration effected by preparing a filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

(7)	“Proportionate Share Percentage” with respect to USFRF, for purposes of Section 4.2, shall mean the percentage derived by dividing the aggregate Shares then owned by USFRF by the total number of issued and outstanding Shares on an as-converted basis at such time.

(8)	“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission issued under such act, as they each may, from time to time, be in effect.

(9)	“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(10)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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Exhibit B - Articles of Incorporation and Bylaws

Bylaws to be provided by Licensee on or before July 31, 2018

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Delaware The First State I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ALZAMEND NEURO, INC.", FILED IN THIS OFFICE ON THE TWENTY—SIXTH DAY OF FEBRUARY, A.D. 2016, AT 3:05 O'CLOCK P.M. Pane 1 A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS. 5976073 8100 Authentication: 201900010 SRfit 20161234328 Date: 02-29-16 You may verify this certificate online at corp,delaware.gov/authver.shtml Page 36 of 44 Initials Sute of Delailare Secrete? of State Oh Non of Corporations CERTIFICATE OF INCORPORATION OF ALZAMEND NEURO, INC. Delhend 03:05 PM 02 26 2016 FILED 03:05 MI 02 2.6 2016 SR 20161234320 - F11eNumber 6976073 FIRST: The name of the Corporation is Alzamend Neuro, Inc. (the "Corporation"). SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County. The name of its registered agent at that address is Corporation Service Company. THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL"). FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 160,000,000 shares. 150,000,000 shares shall be Common Stock, each having a par value of $0.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.0001. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. FIFTH: The name and mailing address of the Sole Incorporator is as follows: Name Address Milton C. Ault, III P.O. Box 3587 Tustin, CA 92781 SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders: Page 37 of 44 Initials ) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation. (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide. (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted. SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Page 38 of 44 Initials THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and herein stated are true, and accordingly have hereunto set my hand this 25th day Milton C. Ault, Sole Inca Page 39 of 44 Initials

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Exhibit C - Stock Restrictions

(1)	Restrictive Legend.

Each certificate representing (i) the Shares and (ii) any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section (2) below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Each holder consents to Licensee’s making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in this Section (1). Such legend shall be removed by Licensee from any certificate at such time as the holder of the Shares represented by the certificate satisfies the requirements of Rule 144(k) under the Securities Act, provided that Rule 144(k) as then in effect does not differ substantially from Rule 144(k) as in effect as of the date of this Agreement and other applicable regulations do not then require such legend to be included on the Shares, and provided further that Licensee has received from the holder a written representation that (i) such holder is not an Affiliate of Licensee and has not been an Affiliate during the preceding three months, (ii) such holder has beneficially owned the Shares represented by the certificate for a period of at least two years, (iii) such holder otherwise satisfies the requirements of Rule 144(k) as then in effect with respect to such Shares, and (iv) such holder will submit the certificate for any such Shares to Licensee for reapplication of the legend at such time as the holder becomes an Affiliate of Licensee or otherwise ceases to satisfy the requirements of Rule 144(k) as then in effect.

(2)	Notice of Proposed Transfers.

The holder of each certificate representing Shares by acceptance thereof agrees to comply in all respects with the provisions of this Section (2). Prior to any proposed sale, assignment, transfer or pledge of Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Licensee of such holder’s intention to effect such transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder’s expense by a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Licensee addressed to the Licensee, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act. Each certificate evidencing the Shares transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section (1) above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and Licensee such legend is not required in order to establish compliance with any provisions of the Securities Act. Prior to any transfer of the Shares in accordance with this Section (2), such transferee shall execute and deliver a form of agreement reasonably acceptable to the Licensee wherein the transferee agrees to be bound by the provisions of this Exhibit C.

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(3)	Transfer to Competitor.

No holder shall transfer any Shares to a competitor of Licensee, as determined by the Board of Directors of Licensee in good faith. This provision shall terminate after the closing of the sale of Equity Securities of Licensee registers pursuant to a registration statement filed under the Securities Act.

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Exhibit D - Financial Statements

To be provided by Licensee on or before August 31, 2018

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Exhibit E - List of Stockholders and Option Holders

To be provided by Licensee on or before July 31, 2018

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Exhibit F - Form of Opinion

To be provided by Licensee on or before July 31, 2018

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